Exhibit 99.1

NEWS RELEASE

SILICON LABS ACQUIRES EMBER, GAINS LOW-POWER 2.4 GHZ WIRELESS MESH NETWORKING TECHNOLOGY

— Companies’ Combined Portfolios Provide Enabling Technology for the
Internet of Things —

AUSTIN, Texas — May 21, 2012 - Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal ICs, today announced it has signed a definitive agreement to acquire Boston-based Ember Corporation for initial consideration of $72 million, subject to an adjustment for certain working capital amounts and potential earn-out consideration. Ember is a late-stage private company offering market-leading silicon, software and development tools for 2.4 GHz wireless mesh networking solutions being deployed in smart energy, connected home, security, lighting, and many other monitoring and control applications.

This strategic acquisition brings Silicon Labs the technology and software expertise required to enable the low-power mesh sensor networks being deployed today in a wide range of residential, commercial and industrial applications. The demand for low-power, small-footprint wireless technology is accelerating as more and more IP-enabled end points are being connected to the “Internet of Things.” Expected to be the first 10 billion unit per year market, the Internet of Things is being realized to enable more convenient, energy-efficient and safer home and work environments.

The Ember portfolio complements Silicon Labs’ products and targets a growing market estimated to increase from $100 million in 2012 to $600 million by 2016. The combination of the companies’ products will bring together microcontroller (MCU), power and isolation technology, sensors, and both sub-GHz and 2.4 GHz wireless radios into a comprehensive portfolio of highly integrated networking solutions for embedded systems.

Silicon Labs Acquires Ember

“Silicon Labs has consistently demonstrated a successful track record of integrating high-performance, low-power RF and mixed-signal ICs in CMOS and ramping them into high-volume markets,” said Tyson Tuttle, president and CEO of Silicon Laboratories. “This acquisition of a high-caliber team with proven wireless mesh networking know-how accelerates our ability to offer complete system solutions to our customers.”

Ember is a pioneer in the market for 802.15.4 ZigBee® solutions, developing mesh networking technology since the concept was first conceived. The design team represents some of the most experienced talent in embedded radios. The company’s products integrate high-performance, low-power 2.4 GHz wireless ICs with reliable and scalable networking software into a platform with unmatched performance and flexibility. With more than a decade of systems and software knowledge applied to the connected home, smart meters and building automation and more than 25 million units shipped, Ember has developed a leadership position in ZigBee-based systems and has established the benchmark for performance and usability.

“We believe our track record and technology leadership in ZigBee-based systems combined with Silicon Labs’ broad portfolio and focus on establishing a market-leading business in embedded wireless will enable our customers and the Internet of Things market to grow faster,” said Bob LeFort, chief executive officer of Ember. “The shared vision, compatible cultures and commitment to excellence augurs well for both the market as well as the Ember team.”

Silicon Labs expects that the addition of Ember’s high-performance system-on-chip (SoC) portfolio, advanced networking software expertise, and a proven design and applications team will contribute to the rapid expansion of its Broad-based business. Silicon Labs intends to apply the underlying technology platform and expertise to enable low-power mesh networking in not only home but also industrial and commercial applications. Further, both companies’ products leverage the same underlying development environment, which is expected to accelerate the combined roadmap and support rapid adoption among the existing customer base.

Ember is expected to contribute approximately $10-$12 million in revenue in the second half of 2012 and to be accretive on a non-GAAP basis in 2013. The boards of each company have approved the acquisition, which awaits the satisfaction of regulatory requirements and other customary closing conditions.

Silicon Labs Acquires Ember

In conjunction with this all-cash acquisition, Silicon Labs’ board of directors has authorized management to pursue a $200 million credit facility that could be used for stock repurchases and for other general corporate purposes.

Webcast Wednesday, May 23rd

An investor conference call and presentation are scheduled in conjunction with the Barclays Global Technology, Media and Telecommunications Conference at the Sheraton New York Hotel at 4:15 p.m. Eastern Time on Wednesday, May 23rd. Access to the presentation and audio webcast will be available on the investor page of Silicon Laboratories’ website at http://investor.silabs.com.

About Ember

Ember Corporation (www.ember.com; twitter: @EmberCorp) develops wireless mesh networking technology — chips, software and tools - for Smart Energy, connected homes, and many other monitoring and control applications enabling greener living and work environments. The Boston-based company has approximately 60 employees worldwide including an IC design center in Cambridge, England.

About Silicon Laboratories Inc.

Silicon Laboratories is an industry leader in the innovation of high-performance, analog-intensive, mixed-signal ICs. Developed by a world-class engineering team with unsurpassed expertise in mixed-signal design, Silicon Labs’ diverse portfolio of patented semiconductor solutions offers customers significant advantages in performance, size and power consumption. For more information about Silicon Labs, please visit www.silabs.com.

Cautionary Language

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will,” “expanding,” “growing,” and similar phrases as they relate to Silicon Laboratories or Ember are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations.

Silicon Labs Acquires Ember

Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks related to the successful completion of the development and implementation of Ember’s technology, risks that the acquisition may not yield the expected benefits due to the failure to properly integrate the acquired business and employees; risks that the acquired business’ products and processes under development may fail to achieve market acceptance; risks of disputes regarding the acquired business and intellectual property; risks that the performance of Silicon Laboratories’ existing business may not offset the dilutive effects of the acquisition; risks associated with the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

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